CONTACT:	W. Gray Hudkins
President and
Chief Executive Officer
(212) 687-3260, ext. 206

FOR IMMEDIATE RELEASE

LANGER REPORTS THIRD QUARTER 2008 OPERATING RESULTS

New York, New York - November 12, 2008 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) reported a net loss from continuing operations for the three months ended September 30, 2008 of approximately $1.2 million or $(.11) per share on a fully diluted basis, on revenues of approximately $11.2 million. For the comparable period in 2007, the Company experienced a net loss from continuing operations of approximately $1.1 million or $(.09) per share on a fully diluted basis, on revenues of approximately $11.5 million. The principal reason for the increase in the net loss from continuing operations was a decrease of approximately $747,000 in gross profit, which is primarily due to increases in raw material soap base costs in our Twincraft business.

The net loss of approximately $1.4 million for the three months ended September 30, 2008, includes losses from discontinued operations net of income tax benefits of approximately $187,000 which includes an adjustment of an additional approximately $204,000 to the loss on the sale of Bi-Op, offset by an income tax benefit of approximately $17,000, and income from Bi-Op’s operations of approximately $40,000. We also increased the amount of the loss previously reported on the sale of Regal by approximately $131,000 which is associated with the premises previously leased by Regal. Discontinued operations also includes the operating income of approximately $204,000 from the Langer branded custom orthotics and related products business, which was sold on October 24, 2008. The Company expects to realize a minimal gain of the sale of this business, which will be recorded in the fourth quarter of 2008.

Consolidated gross profit from continuing operations for the three months ended September 30, 2008 was approximately $3.3 million, or 29.9% of net sales, compared to $4.1 million, or 35.5% of net sales, in the comparable period in 2007. The primary reason for the decline in gross profit margins was an increase of raw material soap base costs in our Twincraft business, where revenues for the three months ended September 30, 2008 grew by approximately 9.8% over the comparable period of 2007, but material costs as a percentage of revenues grew from 41.5% of sales in 2007 to 49.0% of sales in 2008.

Operating expenses related to continuing operations for the three months ended September 30, 2008 were approximately $4.0 million. For the three months ended September 30, 2008 this represented 35.9% of net sales, compared to operating expenses of approximately $4.5 million or 39.2% of net sales for the three months ended September 30, 2007. The major factor contributing to the reduction of operating expenditures is a reduction of professional expenses paid to consultants and advisors of approximately $435,000, which is partially offset by severance payments of approximately $203,000 related to employee terminations at our ongoing businesses.

As of September 30, 2008, working capital was approximately $15.1 million, compared to approximately $17.4 million at December 31, 2007, a decrease of approximately $2.3 million. The decrease in working capital is attributable to the decrease in working capital of assets and liabilities held for sale of approximately $1.8 million, the use of approximately $1.2 million to purchase the Company’s common stock pursuant to its previously announced repurchase program, and the required payment of $1.0 million of restricted cash held in escrow to the sellers of Twincraft, all of which was partially offset by receipt of approximately $3.2 million during the nine months ended September 30, 2008, related to its business divestiture activities.

Cash and cash equivalents at September 30, 2008 were approximately $6.7 million as compared to $2.7 million as of December 31, 2007. In September 2008, in response to uncertainties in the financial markets, the Company borrowed $4.5 million on its line of credit with Wachovia Bank. This borrowing was repaid in full in October 2008. Subsequently, the Company realized approximately $4.3 million in net proceeds from the sale of its Langer branded custom orthotics and related products business in October 2008.

Gray Hudkins, President and Chief Executive Officer commented: “We are pleased to have successfully completed the dispositions of the Langer branded orthotics business, Langer UK, Regal and Bi-Op, all of which have been executed over the last ten months. Our stated goal in undertaking our strategic review was the simplification of our business with an eye toward maximization of shareholder value.”

Mr. Hudkins continued: “With the divestiture of the legacy orthotics business which occurred on October 24, 2008, we are left with a simplified business model, which will allow us to focus on the operations of our two remaining subsidiaries, Twincraft and Silipos. We enjoy a strong cash position--currently we have approximately $6.1 million in free cash and cash equivalents available for additional repurchases of our common stock or convertible debt, which we intend to pursue opportunistically. To date, we have repurchased 857,539 shares of our outstanding common stock at an average price of $1.49 and we plan to institute a Rule 10b5-1 repurchase plan to facilitate further purchases.”

Mr. Hudkins concluded: “With respect to our continuing operations, we have seen some reductions in demand for our Silipos’ skincare products, however, given the continuing strength of the medical segment, we expect the overall performance of Silipos to remain stable. In addition, we are continuing to see the effect of expense reductions efforts in our corporate functions which began earlier this year, and we expect to achieve further reduction in corporate expenses in 2009 with our new organizational structure. We have experienced relief with regard to raw material prices at Twincraft, though we face a challenging consumer environment as we head into 2009 so we remain cautious about performance in that business.”

Langer, Inc., through its wholly owned subsidiary Silipos, is a provider of quality medical products to the orthopedic and prosthetic markets. Additionally, through its wholly owned subsidiaries, Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. Langer is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT. You can learn more about us by visiting our website at http://www.langercorporate.com/

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, the Company’s financial and operating prospects, future opportunities, the Company’s acquisition strategy and ability to integrate acquired companies and assets, the Company’s review of strategic alternatives, outlook of the businesses of our customers, reception of new products, technologies, and pricing, the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products, and other factors described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langercorporate.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

LANGER, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net sales	$11,187,762	$11,514,816	$34,628,355	$32,143,874
Cost of sales	7,843,291	7,423,732	24,159,230	20,601,548
Gross profit	3,344,471	4,091,084	10,469,125	11,542,326

General and administrative expenses	2,475,438	2,872,112	7,785,767	7,858,067
Selling expenses	1,294,087	1,423,112	3,983,780	4,020,959
Research and development expenses	242,321	223,162	759,276	630,296
Operating loss	(667,375)	(427,302)	(2,059,698)	(966,996)

Other (expense) income:
Interest income	7,831	5,248	23,592	173,004
Interest expense	(553,719)	(556,206)	(1,661,003)	(1,630,085)
Other	(40)	(702)	11,221	(3,835)
Other expense, net	(545,928)	(551,660)	(1,626,190)	(1,460,916)
Loss from continuing operations before income taxes	(1,213,303)	(978,962)	(3,685,888)	(2,427,912)
Provision for income taxes	4,152	(90,578)	(1,915)	(175,699)
Loss from continuing operations	(1,209,151)	(1,069,540)	(3,687,803)	(2,603,611)
Discontinued Operations:
Income/(Loss) from operations of discontinued subsidiaries
(including loss on sales of subsidiaries of $335,501and $2,529,942 in the three and nine months ended September 30, 2008 respectively)	(191,817)	244,005	(2,540,783)	166,525
Benefit from income taxes	5,474	(11,500)	184,329	(34,500)
Income/(Loss) from discontinued operations	(186,343)	232,505	(2,356,454)	132,025
Net Loss	$(1,395,494)	$(837,035)	$(6,044,257)	$(2,471,586)

Net loss per common share:
Basic and diluted
Loss from continuing operations	$(0.11)	$(0.09)	$(0.35)	$(0.23)
Income/(Loss) from discontinued operations	(.02)	0.02	(0.22)	0.01
Basic and diluted loss per share	$(0.13)	$(0.07)	$(0.57)	$(0.22)
Weighted average number of common shares used in computation of net loss per share:
Basic and diluted	10,646,673	11,484,973	10,646,673	11,383,193